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WSi INTERACTIVE CORPORATION                   Symbols: CDNX - WIZ    OTC - WIZZF



                                  NEWS RELEASE



March 6, 2000



   WSI INTERACTIVE CORP. TO CREATE WIRELESS, BROADBAND COMMUNICATIONS NETWORK


MARCH 6, 2000- WSI INTERACTIVE CORP. (CDNX: WIZ; OTCBB: WIZZF)

Further to previous news releases, WSi is planning to be a key player in a wireless, broadband, communications network which when completed will cover Canada and the United States. WSi has entered into a strategic alliance with Watchout! Inc. to expand their planned broadband system and is seeking other alliances in the wireless, broadband field.

WSi has secured rights for broadband systems from Global Communications Inc. WSi has the exclusive rights to British Columbia and Washington State. The population in these areas totals approximately 10 million.

By having exclusive rights to the "dark fiber" broadband, network in these regions, WSi will become a major player in the Broadband Communications revolution.

A broadband network offers many advantages for WSi over the traditional web; the most important being that WSi will be able to do true multicasting at very high speeds. It means that instead of sending a single stream to every viewer, viewers are able to tap into a stream that is passing through their ISP.

Other companies providing wireless services include Metricom (Nasdaq:MCOM) and Global Crossing (Nasdaq:GLBX).

Global Communications transmission speed is up to 30.5Mbps directly to every user of its network. This is three times faster than the yet to be delivered high-speed cable systems. Global guarantees a speed equivalent to a bi-directional T-1 at all times to a household or business using Global's communication network. It ensures that each user has the ability to make or receive a minimum of 3 simultaneous video (TV quality) phone calls, plus an array of standard voice and data transmissions all at the same time. In addition, High Definition Television, movies, and stereo/hi-fidelity radio are also available over the Global communications network due to its guaranteed line speed.

It should be noted that the transaction is at a very preliminary stage, as was disclosed in the previous news releases. WSi has secured certain rights, but it is a long way from completing the transactions. A due diligence investigation of the consumer need for this equipment must be done in each jurisdiction and definitive licence agreements must be negotiated. The cost of implementing the technology is significant and Management of WSi will have to consider many factors before a definitive commitment is made to


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proceed with this project. Once a decision is made to commit or not commit to the technology, WSi will issue a news release with all the pertinent information.


THE BUSINESS OF WSI

WSI INTERACTIVE CORPORATION is an innovative Internet business development and marketing firm, whose objective is to capitalize on direct marketing opportunities on the Internet. WSI builds, manages and markets online businesses in the financial, e-tailing and e-commerce, entertainment and e-advertising sectors.

WSi focuses on early-stage companies where it can add significant value to the investment through a network of relationships and strategic alliances, and our experience in helping Internet companies build traffic, develop brands, and capitalize on a variety of revenue streams.

In this regard, WSi is modeling itself on CMGI (Nasdaq:CMGI). Like CMGI, WSi started as a direct marketing agency in 1990 and has grown to become a specialist in e-advertising and e-commerce. WSi plans to establish itself as a recognized leader in the Internet economy, by creating a one-stop shop for e-commerce and e-advertising, plus financial information and entertainment.

WSi properties include: Medianetsolutions.com, comparable to Razorfish (Nasdaq:RAZF), Targetpacks.com, comparable to Yesmail (Nasdaq: YESM). Westernshores.com, Stocksecrets.com, comparable to Freereal time (Nasdaq BB,
FRTI) Yourwinestore.com, Healthcreator.com, a developing health & wellness portal similar to WebMD (Nasdaq: HLTH), Investmentworldnews.com and several others.

To receive information on WSi by e-mail or fax, please forward your Internet address / fax # to info@ws-i.com / fax: 604 687 4990.

To fax your request please complete the following

NAME:             ______________________________________________

COMPANY:          ______________________________________________

e-mail address:   ______________________________________________

PHONE#:           ______________________________________________

FAX#:             ______________________________________________

Send by:       E-mail or fax:   yes/no.      Or: e-mail only:    yes/no




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Toll free:     1-888-388-4636
Fax:           1-604-687-4990

Website:  www.ws-i.com

ON BEHALF OF THE COMPANY

"Theo Sanidas"

Theo Sanidas, President

This news release may contain forward-looking statements that involve risks and uncertainties, including the impact of competitive products and pricing and general economic conditions as they affect the Company's clients. Actual results and developments may therefore differ materially from those described in this release. No regulatory authority has reviewed nor accepted any responsibility for the adequacy or accuracy of the contents of this release.